Exhibit 99.2

CREDIT KARMA, INC.

2015 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Unless otherwise defined herein, the terms defined in the 2015 Equity Incentive Plan (the “Plan”) shall have the same defined meanings in this Restricted Stock Unit Award Agreement (the “Award Agreement”).

I.	NOTICE OF GRANT OF RESTRICTED STOCK UNITS

Name:

Address:

The undersigned individual (the “Participant”) has been granted the right to receive an Award of Restricted Stock Units, subject to the terms and conditions of the Plan and this Award Agreement (including any exhibit or appendix hereto), as follows:

Date of Grant

Vesting Commencement Date

Number of Restricted Stock Units

Expiration Date

Vesting Commencement Date

Vesting Schedule:

[_____]

II.	AGREEMENT

1. Grant of Restricted Stock Units. The Company hereby grants to the Participant named in the Notice of Grant of Restricted Stock Units in Part I of this Award Agreement under the Plan an Award of Restricted Stock Units, subject to all of the terms and conditions in this Award Agreement and the Plan, which is incorporated herein by reference. Subject to Section 18(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and this Award Agreement, the terms and conditions of the Plan shall prevail.

2. Company’s Obligation to Pay. Each Restricted Stock Unit represents the right to receive a Share on the date it vests. Unless and until the Restricted Stock Units will have vested in the manner set forth in Section 4, Participant will have no right to payment of any such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

3. Participant’s Representations. In the event the Shares have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) at the time the Restricted Stock Units are paid to Participant, Participant shall, if required by the Company, concurrently with the receipt of all or any portion of this Restricted Stock Unit Award, deliver to the Company his or her Investment Representation Statement in the form attached hereto as Exhibit A.

4. Vesting Schedule. Except as provided in Section 6, and subject to Section 7, the Restricted Stock Units awarded by this Award Agreement will vest in accordance with the vesting schedule set forth in the Notice of Grant.

5. Lock-Up Period. Participant hereby agrees that Participant shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Common Stock (or other securities) of the Company or enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Common Stock (or other securities) of the Company held by Participant (other than those included in the registration) for a period specified by the representative of the underwriters of Common Stock (or other securities) of the Company not to exceed one hundred and eighty (180) days following the effective date of any registration statement of the Company filed under the Securities Act (or such other period as may be requested by the Company or the underwriters to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto).

Participant agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, Participant shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in this Section 5 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred and eighty (180) day (or other) period. Participant agrees that any transferee of the Restricted Stock Unit Award or Shares acquired pursuant to the Restricted Stock Unit Award shall be bound by this Section 5.

6. Payment after Vesting. Subject to Section 10, any Restricted Stock Units that vest will be paid to Participant (or in the event of Participant’s death, to his or her properly designated beneficiary or estate) in whole Shares. Subject to the provisions of the next paragraph, such vested Restricted Stock Units shall be paid in whole Shares on the Vesting Date, but in each such case within the period ending no later than the fifteenth (15th) day of the third (3rd) month following the end of the calendar year that includes the Vesting Date. In no event will Participant be permitted, directly or indirectly, to specify the taxable year of payment of any Restricted Stock Units payable under this Award Agreement.

Notwithstanding anything in the Plan or this Award Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination as a Service Provider, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination as a Service Provider, unless the Participant dies following his or her termination as a Service Provider, in which case, the Restricted Stock Units will be paid in Shares to the Participant’s estate as soon as practicable following his or her death. It is the intent of this Award Agreement to comply with the requirements of Section 409A so that none of the Restricted Stock Units provided under this Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. For purposes of this Award Agreement, “Section 409A” means Section 409A of the Code, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

7. Forfeiture Upon Termination as a Service Provider. Notwithstanding any contrary provision of this Award Agreement, if Participant ceases to be a Service Provider for any or no reason, then [______].

8. Tax Consequences.

(a) Generally. Participant has reviewed with its own tax advisors the applicable tax consequences of this investment and the transactions contemplated by this Award Agreement, including any U.S. federal, state and local tax consequences as well as any non-U.S. tax consequences. With respect to such matters, Participant relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. Participant understands that Participant (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Award Agreement.

(b) Section 409A. The Restricted Stock Units are intended to be exempt from the application of Section 409A pursuant to the “short-term deferral exemption” in U.S. Treasury Regulation section 1.409A-1(b)(4) and shall be administered and interpreted in a manner that complies with such exemption. To the extent that any provision of this Award Agreement is ambiguous as to its exemption from Section 409A, the provision shall be read in such a manner so that all payments hereunder are exempt from Section 409A. Notwithstanding the foregoing, if this Award is interpreted as not being exempt from Section 409A, it shall be interpreted to comply with the requirements of Section 409A so that the Award is not subject to additional tax or interest under Section 409A. Participant agrees that if the U.S. Internal Revenue Service determines that Restricted Stock Units are subject to adverse tax consequences under Section 409A, then Participant shall be solely responsible for Participant’s costs related to such a determination and the Company will not reimburse Participant for any taxes related to the application of Section 409A.

9. Death of Participant. Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary [(to the extent such designation is permitted by the Company and the Company has determined it to be valid under applicable law),] or if no beneficiary has been validly designated or no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

10. Tax Withholding. Pursuant to such procedures as the Administrator may specify from time to time, the Company shall withhold any applicable U.S. federal, state and local income, employment and other taxes as well as any applicable non-U.S. income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to participation in the Plan which the Company determines must be withheld (the “Tax Withholding”). [If Participant is subject to taxation in more than one jurisdiction, Participant acknowledges that Tax Withholding may apply in more than one jurisdiction.]

The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Participant to satisfy such Tax Withholding, in whole or in part (without limitation) by (a) paying cash, (b) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the amount of such Tax Withholding, (c) withholding the amount of such Tax Withholding from wages or other cash compensation or amounts that are owed to Participant by the Company or any Parent or Subsidiary of the Company, (d) delivering to the Company already vested and owned Shares having a Fair Market Value equal to such Tax Withholding, and/or (e) selling a sufficient number of such Shares otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount of the Tax Withholding [(on Participant’s behalf pursuant to this authorization without further consent), provided that in each case the Company may consider applicable minimum statutory withholding rates or other applicable withholding rates, including (to the extent permitted under the Plan) up to the maximum rate applicable in Participant’s jurisdiction. In the event a maximum rate is used, Participant acknowledges that Participant may receive a refund of any over-withheld amount in cash (either from the Company or a Parent or Subsidiary of the Company or from the relevant tax authorities) but that Participant will have no entitlement to the equivalent amount in Shares. Participant further acknowledges that the responsibility for any and all tax-related items related to participation in the Plan is Participant’s and may exceed the amount actually withheld, if any.]

To the extent determined appropriate by the Company in its discretion, it shall have the right (but not the obligation) to satisfy any Tax Withholding by withholding otherwise deliverable Shares, as described in (b) above and, until determined otherwise by the Company, this will be the method by which such Tax Withholding is satisfied. [If the Tax Withholding is satisfied by such method, for tax purposes, Participant will be deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that some Shares are held back solely for the purpose of satisfying the Tax Withholding.]

If Participant fails to make satisfactory arrangements for the payment of such Tax Withholding hereunder at the time of any applicable taxable event related to the Restricted Stock Units, Participant will permanently forfeit such Restricted Stock Units and any right to receive Shares thereunder and the Restricted Stock Units will be returned to the Company at no cost to the Company. Participant acknowledges and agrees that the Company may refuse to deliver the Shares if such Tax Withholding amounts are not delivered at the time they are due.

11. Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant. After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

12. No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS RESTRICTED STOCK UNIT AWARD OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR ANY RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

13. Grant is Not Transferable. Except to the limited extent provided in Section 9, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

14. Shares Non-Transferable. Notwithstanding anything herein to the contrary and in accordance with the Company’s Amended and Restated Bylaws, the Shares delivered on the vesting of Restricted Stock Units may not be sold or otherwise transferred (including transfer by gift or operation of law) without the prior consent of the Board. The prohibition in this Section 14 will expire upon the earlier of (i) the first sale of Common Stock of the Company to the general public, or (ii) a Change in Control in which the successor corporation has equity securities that are publicly traded.

15. Company’s Right of First Refusal. Subject to Section 13 and to the extent a transfer is approved by the Board in Section 14, before any Shares held by Participant or any transferee (either being sometimes referred to herein as the “Holder”) may be sold or otherwise transferred (including transfer by gift or operation of law), the Company or its assignee(s) shall have a right of first refusal to purchase the Shares on the terms and conditions set forth in this Section 14 (the “Right of First Refusal”).

(a) Notice of Proposed Transfer. The Holder of the Shares shall deliver to the Company a written notice (the “Notice”) stating: (i) the Holder’s bona fide intention to sell or otherwise transfer such Shares; (ii) the name of each proposed purchaser or other transferee (“Proposed Transferee”); (iii) the number of Shares to be transferred to each Proposed Transferee; and (iv) the bona fide cash price or other consideration for which the Holder proposes to transfer the Shares (the “Offered Price”), and the Holder shall offer the Shares at the Offered Price to the Company or its assignee(s).

(b) Exercise of Right of First Refusal. At any time within thirty (30) days after receipt of the Notice, the Company and/or its assignee(s) may, by giving written notice to the Holder, elect to purchase all, but not less than all, of the Shares proposed to be transferred to any one or more of the Proposed Transferees, at the purchase price determined in accordance with subsection (c) below.

(c) Purchase Price. The purchase price (“Right of First Refusal Price”) for the Shares purchased by the Company or its assignee(s) under this Section 15 shall be the Offered Price. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Board in good faith.

(d) Payment. Payment of the Right of First Refusal Price shall be made, at the option of the Company or its assignee(s), in cash (by check), by cancellation of all or a portion of any outstanding indebtedness of the Holder to the Company (or, in the case of repurchase by an assignee, to the assignee), or by any combination thereof within thirty (30) days after receipt of the Notice or in the manner and at the times set forth in the Notice.

(e) Holder’s Right to Transfer. If all of the Shares proposed in the Notice to be transferred to a given Proposed Transferee are not purchased by the Company and/or its assignee(s) as provided in this Section 15, then the Holder may sell or otherwise transfer such Shares to that Proposed Transferee at the Offered Price or at a higher price, provided that such sale or other transfer is consummated within one hundred and twenty (120) days after the date of the Notice, that any such sale or other transfer is effected in accordance with any applicable securities laws and that the Proposed Transferee agrees in writing that the provisions of this Section 15 shall continue to apply to the Shares in the hands of such Proposed Transferee. If the Shares described in the Notice are not transferred to the Proposed Transferee within such period, a new Notice shall be given to the Company, and the Company and/or its assignees shall again be offered the Right of First Refusal before any Shares held by the Holder may be sold or otherwise transferred.

(f) Exception for Certain Family Transfers. Anything to the contrary contained in this Section 15 notwithstanding, the transfer of any or all of the Shares during Participant’s lifetime or on Participant’s death by will or intestacy to Participant’s immediate family or a trust for the benefit of Participant’s immediate family shall be exempt from the provisions of this Section 15. “Immediate Family” as used herein shall mean spouse, lineal descendant or antecedent, father, mother, brother or sister. In such case, the transferee or other recipient shall receive and hold the Shares so transferred subject to the provisions of this Award Agreement, including but not limited to this Section 15, and there shall be no further transfer of such Shares except in accordance with the terms of this Section 15.

(g) Termination of Right of First Refusal. The Right of First Refusal shall terminate as to any Shares upon the earlier of (i) the first sale of Common Stock of the Company to the general public, or (ii) a Change in Control in which the successor corporation has equity securities that are publicly traded.

16. Restrictive Legends and Stop-Transfer Orders.

(a) Legends. Participant understands and agrees that the Company shall cause the legends set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Shares together with any other legends that may be required by the Company or by state or federal securities laws:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND A RIGHT OF FIRST REFUSAL IN FAVOR OF THE ISSUER OR ITS ASSIGNEE(S) AS SET FORTH IN THE RESTRICTED STOCK UNIT AWARD AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH TRANSFER RESTRICTIONS AND RIGHT OF FIRST REFUSAL IN FAVOR OF THE ISSUER OR ITS ASSIGNEE(S) ARE BINDING ON TRANSFEREES OF THESE SHARES.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER FOR A PERIOD OF TIME FOLLOWING THE EFFECTIVE DATE OF THE UNDERWRITTEN PUBLIC OFFERING OF THE COMPANY’S SECURITIES SET FORTH IN AN AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF BY THE HOLDER PRIOR TO THE EXPIRATION OF SUCH PERIOD WITHOUT THE CONSENT OF THE COMPANY OR THE MANAGING UNDERWRITER.

(b) Stop-Transfer Notices. Participant agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c) Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Award Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

17. [Country-Specific Provisions. The Restricted Stock Units shall be subject to any special terms and conditions set forth in Exhibit B to this Award Agreement. Moreover, if Participant relocates to one of the jurisdictions in Exhibit B, the special terms and conditions will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.]

18. [Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Restricted Stock Units and on any Shares subject to the Restricted Stock Units, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.]

19. Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at Credit Karma, Inc., 760 Market Street, San Francisco, CA 94102, or at such other address as the Company may hereafter designate in writing.

20. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

21. No Waiver. Either party’s failure to enforce any provision or provisions of this Award Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing each and every other provision of this Award Agreement. The rights granted to both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

22. Successors and Assigns. The Company may assign any of its rights under this Award Agreement to single or multiple assignees, and this Award Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Award Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns. The rights and obligations of Participant under this Award Agreement may only be assigned with the prior written consent of the Company.

23. Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any U.S. and non-U.S. federal, state or local law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any Shares will violate federal securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any such U.S. and non-U.S. federal, state or local law or securities exchange and to obtain any such consent or approval of any such governmental authority, provided, however, that the Company makes no guarantee that it will be able to meet such requirements or obtain such consent or approval.

24. Interpretation. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. Neither the Administrator nor any person acting on behalf of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.

25. Modifications to the Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this Award of Restricted Stock Units.

26. Governing Law; Choice of Venue. This Award Agreement is governed by the internal substantive laws, but not the choice of law rules, of California. [For purposes of any action, lawsuit or other proceedings brought to enforce this Award Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of San Francisco County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.]

27. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Award Agreement shall continue in full force and effect.

28. Entire Agreement. The Plan is incorporated herein by reference. The Plan and this Award Agreement (including the exhibits referenced herein) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to Participant’s interest except by means of a writing signed by the Company and Participant.

29. Acknowledgement. Participant acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Award Agreement subject to all of the terms and provisions thereof. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of this Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Award Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT:	CREDIT KARMA, INC.

Signature	By

Print Name	Title

Residence Address:

EXHIBIT A

INVESTMENT REPRESENTATION STATEMENT

PARTICIPANT	:

COMPANY	:	CREDIT KARMA, INC.

SECURITY	:	COMMON STOCK

AMOUNT	:

DATE	:

In connection with the receipt of the above-listed Securities, the undersigned Participant represents to the Company the following:

(a) Participant is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities. Participant is acquiring these Securities for investment for Participant’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

(b) Participant acknowledges and understands that the Securities constitute “restricted securities” under the Securities Act and have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Participant’s investment intent as expressed herein. In this connection, Participant understands that, in the view of the Securities and Exchange Commission, the statutory basis for such exemption may be unavailable if Participant’s representation was predicated solely upon a present intention to hold these Securities for the minimum capital gains period specified under tax statutes, for a deferred sale, for or until an increase or decrease in the market price of the Securities, or for a period of one year or any other fixed period in the future. Participant further understands that the Securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Participant further acknowledges and understands that the Company is under no obligation to register the Securities. Participant understands that the certificate evidencing the Securities shall be imprinted with any legend required under applicable state securities laws.

(c) Participant is familiar with the provisions of Rule 701 and Rule 144, each promulgated under the Securities Act, which, in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly from the issuer thereof, in a non-public offering subject to the satisfaction of certain conditions. Rule 701 provides that if the issuer qualifies under Rule 701 at the time of the grant of the Restricted Stock Award to Participant, the exercise shall be exempt from registration under the Securities Act. In the event the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, ninety (90) days thereafter (or such longer period as any market stand-off agreement may require) the Securities exempt under Rule 701 may be resold, subject to the satisfaction of the applicable conditions specified by Rule 144, including in the case of affiliates (1) the availability of certain public information about the Company, (2) the amount of Securities being sold during any three (3) month period not exceeding specified limitations, (3) the resale being made in an unsolicited “broker’s transaction”, transactions directly with a “market maker” or “riskless principal transactions” (as those terms are defined under the Securities Exchange Act of 1934) and (4) the timely filing of a Form 144, if applicable.

In the event that the Company does not qualify under Rule 701 at the time of grant of the Restricted Stock Award, then the Securities may be resold in certain limited circumstances subject to the provisions of Rule 144, which may require (i) the availability of current public information about the Company; (ii) the resale to occur more than a specified period after the purchase and full payment (within the meaning of Rule 144) for the Securities; and (iii) in the case of the sale of Securities by an affiliate, the satisfaction of the conditions set forth in sections (2), (3) and (4) of the paragraph immediately above.

(d) Participant further understands that in the event all of the applicable requirements of Rule 701 or 144 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption shall be required; and that, notwithstanding the fact that Rules 144 and 701 are not exclusive, the Staff of the Securities and Exchange Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rules 144 or 701 shall have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk. Participant understands that no assurances can be given that any such other registration exemption shall be available in such event.

PARTICIPANT

Signature

Print Name

Date

EXHIBIT B

COUNTRY-SPECIFIC PROVISIONS

Terms and Conditions

This Exhibit B includes additional or different terms and conditions that govern the Restricted Stock Units if Participant works and/or resides in one of the jurisdictions listed below.

If Participant is a citizen or resident of a jurisdiction other than the one in which he or she is currently working (or is considered as such for local law purposes), or if Participant transfers employment to a different jurisdiction after receiving the Award of Restricted Stock Units, the Company will, in its discretion and subject to applicable data protection law, determine the extent to which the terms and conditions contained herein will be applicable to Participant.

Capitalized terms used but not defined in this Exhibit B shall have the same meanings assigned to them in the Plan and the Award Agreement, as applicable.

Notifications

This Exhibit B also includes information regarding certain other issues of which Participant should be aware with respect to Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of September 2018. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information noted herein as the only source of information relating to the consequences of participation in the Plan, because the information may be out-of-date when the Restricted Stock Units vest and/or Participant sells any Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to Participant’s particular situation. As a result, the Company is not in a position to assure Participant of any particular result. Accordingly, Participant should seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to his or her situation.

If Participant is a citizen or resident of a jurisdiction other than the one in which he or she is currently working (or is considered as such for local law purposes), or relocates to a different jurisdiction after receiving the Award of Restricted Stock Units, the information contained in this Exhibit B may not be applicable to Participant in the same manner.

ALL COUNTRIES OUTSIDE THE UNITED STATES

Terms and Conditions

Nature of Grant.

In accepting the Award of Restricted Stock Units, Participant acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b) the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;

(c) all decisions with respect to future restricted stock units or other grants, if any, will be at the sole discretion of the Company;

(d) the grant of Restricted Stock Units and participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company or any Parent or Subsidiary of the Company and shall not interfere with the ability of the Company or any Parent or Subsidiary of the Company to terminate Participant’s status as a Service Provider (if any);

(e) Participant is voluntarily participating in the Plan;

(f) the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income from and value of the same, are not intended to replace any pension rights or compensation;

(g) the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income from and value of the same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(h) the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(i) no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from Participant’s termination as a Service Provider (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is engaged as a Service Provider or the terms of Participant’s employment or service agreement, if any);

(j) for purposes of the Restricted Stock Units, Participant’s status as a Service Provider will be considered terminated as of the date he or she is no longer actively providing services to the Company or any Parent or Subsidiary of the Company (regardless of the reason for such termination and regardless of whether later found to be invalid or in breach of employment laws in the jurisdiction where Participant is engaged as a Service Provider or the terms of Participant’s employment or service agreement, if any) and, unless otherwise expressly provided in this Award Agreement, Participant’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the period during which Participant is considered a Service Provider would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is engaged as a Service Provider or the terms of Participant’s employment or service agreement, if any); the Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the Restricted Stock Units (including whether Participant may still be considered to be actively providing services while on a leave of absence); and

(k) neither the Company nor any Parent or Subsidiary of the Company will be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to Participant pursuant to the Restricted Stock Units or the subsequent sale of any Shares acquired under the Plan.

Data Privacy.

If Participant would like to participate in the Plan, Participant will need to review the information provided in this “Data Privacy” section and, where applicable, declare his or her consent to the processing of personal data by the Company and the third parties described below.

If Participant is based in the European Union (“EU”) or European Economic Area (“EEA”), Credit Karma, Inc. with registered address at 760 Market Street, San Francisco, CA 94102, USA is the controller responsible for the processing of Participant’s personal data in connection with the Award Agreement and the Plan. The Company’s representative in the EU is Newcastle Ventures Ltd., dpo@creditkarma.com.

(a) Data Collection and Usage. The Company collects, processes and uses the following personal data about Participant: name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in the Participant’s favor, which the Company receives from Participant or Participant’s employer (“Personal Data”). In order for Participant to participate in the Plan, the Company will collect Personal Data for purposes of allocating Shares and implementing, administering and managing the Plan.

If Participant is based in the EU or EEA, the Company’s legal basis for the processing of Personal Data is the necessity of the processing for the Company’s performance of its obligations under the Plan and, where applicable, the Company’s legitimate interest of complying with contractual or statutory obligations to which it is subject.

If the Participant is based in any other jurisdiction, the Company’s legal basis for the processing of Personal Data is Participant’s consent, as further described below.

(b) Stock Plan Administration and Service Providers. Subject to clause (c) ‘International Data Transfers’ below, the Company may transfer Personal Data to Solium Shareworks (“Solium”), an independent service provider based (in relevant part) in the U.S., which is assisting the Company with the implementation, administration and management of the Plan. Solium may open an account for Participant to receive and trade Shares. Participant may be asked to acknowledge, or agree to, separate terms and data processing practices with Solium, with such agreement being a condition to the ability to participate in the Plan.

(c) International Data Transfers. The Personal Data will be transferred from the Participant’s country to the U.S., where the Company and its service providers are based. The Participant understands and acknowledges that the U.S. might have enacted data privacy laws that are less protective or otherwise different from those applicable in Participant’s country of residence. For example, the EU Commission has issued only a limited adequacy finding with respect to the U.S. that applies solely if and to the extent companies self-certify and remain self-certified under the EU/U.S. Privacy Shield program. In the absence of such certification, an appropriate level of protection can be achieved by implementing safeguards such as the Standard Contractual Clauses adopted by the EU Commission.

If Participant is based in the EU/EEA, Personal Data will be transferred from the EU/EEA to the Company based on the EU Standard Contractual Clauses. The onward transfer of Personal Data by the Company to Solium will be based on the EU Standard Contractual Clauses. The Participant may request a copy of such appropriate safeguards from the Company’s data privacy officer at Credit Karma, Inc., 760 Market Street, San Francisco, CA 94102, USA, or DPO@creditkarma.com.

If Participant is based in any other jurisdiction, the Company’s legal basis for the transfer of Personal Data to the U.S. is Participant’s consent, as further described below.

(d) Data Retention. The Company will process Personal Data only as long as necessary to implement, administer and manage Participant’s participation in the Plan or as required to comply with legal or regulatory obligations, including, without limitation, under tax and securities laws. When the Company no longer needs Personal Data for any of the above purposes, which will generally be seven (7) years after Participant participates in the Plan, the Company will cease to process Personal Data and remove it from its systems. If the Company keeps Personal Data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be compliance with relevant laws or regulations (if Participant is in the EU/EEA) or the Participant’s consent (if Participant is outside the EU/EEA).

(e) Data Subject Rights. Participant understands that he or she may have a number of rights under data privacy laws in Participant’s jurisdiction. These rights are subject to the conditions set out in the applicable law and depend on where Participant is based, such rights may include the right to (i) request access to, or copies of, Personal Data processed by the Company, (ii) rectification of incorrect Personal Data, (iii) deletion of Personal Data, (iv) restrictions on the processing of Personal Data, (v) object to the processing of Personal Data for legitimate interests, (vi) portability of Personal Data, (vii) lodge complaints with competent authorities in the Participant’s jurisdiction, and/or to (viii) receive a list with the names and addresses of any potential recipients of Personal Data. To receive clarification regarding these rights or to exercise these rights, Participant can contact the Company’s data privacy officer at Credit Karma, Inc., ATTN: General Counsel, 760 Market Street, 2nd Floor, San Francisco, CA 94102, USA or DPO@creditkarma.com.

(f) Necessary Disclosure of Personal Data. Participant understands that providing the Company with Personal Data is necessary for the performance of the Award Agreement and that Participant’s refusal to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect Participant’s ability to participate in the Plan.

(g) Data Privacy Consent. If Participant is located in a jurisdiction outside the EU/EEA, Participant hereby unambiguously consents to the collection, use and transfer, in electronic or other form, of Personal Data, as described above and in any other grant materials, by and among, as applicable, the Employer, the Company and any Parent or Subsidiary for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that he or she may, at any time, refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her human resources representative. If Participant does not consent or later seeks to revoke his or her consent, Participant’s employment status or service with Participant’s employer will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant Restricted Stock Units or other equity awards to Participant or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing consent may affect his or her ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, Participant should contact the Company’s data privacy officer at DPO@creditkarma.com.

Language.

If Participant has received this Award Agreement, or any other document related to the Restricted Stock Units and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

Notifications

Insider Trading Restrictions and Market Abuse Laws.

Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States and Participant’s country of residency, which may affect Participant’s ability to directly or indirectly, acquire, sell, attempt to sell or otherwise dispose of Shares, rights to Shares (e.g., Restricted Stock Units) or rights linked to the value of Shares during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant is solely responsible for ensuring his or her compliance with any applicable restrictions and Participant should consult his or her personal legal advisor on this matter.

Foreign Assets / Account Reporting and Exchange Control Requirements.

Participant’s country may have certain foreign asset and/or account reporting requirements and/or exchange controls that may affect Participant’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (e.g., proceeds from the sale of Shares) in a brokerage or bank account outside Participant’s country. Participant may be required to report such accounts, assets, or transactions to the tax or other authorities in Participant’s country. Participant may also be required to repatriate sale proceeds or other funds received as a result of Participant’s participation in the Plan to Participant’s country through a designated broker or bank and/or within a certain time after receipt. Participant is solely responsible for ensuring his or her compliance with any applicable regulations and Participant should consult his or her personal legal advisor on this matter.

AUSTRALIA

Terms and Conditions

Nature of Plan.

The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to conditions in the Act).

Notifications

Securities Law Notification.

There are legal consequences associated with participating in the Plan. Participant should ensure Participant understand these consequences before participating in the Plan. Any information given by or on behalf of the Company is general information only. Participant should obtain his or her own financial product advice from an independent person who is licensed by the Australian Securities and Investment Commission (“ASIC”) to give advice about participating in the Plan.

The grant of Restricted Stock Units under the Plan and under the Award Agreement does not require disclosure under the Corporation Act 2001 (Cth) (the “Corporation Act”). No document provided to Participant in connection with his or her participation in the Plan (including the Award Agreement and this Exhibit B):

•	is a prospectus for purposes of the Corporations Act; or

•	has been filed or reviewed by a regulator in Australia (including ASIC).

Participant should not rely on any oral statements made in connection with his or her participation in the Plan. Participant should rely only upon the statements contained in the Award Agreement, including this Exhibit B, when considering whether to participate in the Plan.

In the event Shares are issued to Participant under the Plan, the value of any Shares will be affected by the Australian/U.S. dollar exchange rate, in addition to fluctuation in value caused by the fortunes of the Company.

If Participant offers any Shares for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. Participant should consult with his or her personal legal advisor prior to making any such offer to ensure compliance with applicable requirements.

CANADA

Terms and Conditions

Payment. The following provision supplements Sections 2 and 6 of the Award Agreement:

Notwithstanding the discretion contained in Section 9(d) of the Plan, the Restricted Stock Units will not be settled in cash or a combination of cash and Shares. The Restricted Stock Units will be settled only in Shares.

The following provisions apply if Participant resides in Quebec:

Data Privacy. The following provision supplements the “Data Privacy” provision set out above in this Exhibit B:

Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or non-professional, involved in the administration and operation of the Plan. Participant further authorizes the Company, any Parent or Subsidiary of the Company, the Administrator, as well as any third party stock plan service provider, to disclose and discuss the Plan with their advisors and to record all relevant information and keep such information in Participant’s employee file.

Language Consent. The parties acknowledge that it is their express wish that the Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement Relatif à la Langue. Les parties reconnaissent avoir expressement souhaité que la convention « Award Agreement » ainsi que tous les documents, avis et procédures judiciaries, éxecutés, donnés ou intentés en vertu de, ou lié, directement ou indirectement à la présente convention, soient rédigés en langue anglaise.

Notifications

Securities Law Notification. The sale or other disposal of the Shares acquired upon payment of the Restricted Stock Units may not take place within Canada.

Foreign Asset / Account Reporting Notification. Foreign property, including Shares and rights to receive Shares (e.g., Restricted Stock Units), must be reported annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of Participant’s foreign specified property exceeds C$100,000 at any time during the year. Thus, Restricted Stock Units must be reported - generally at a nil cost - if the C$100,000 cost threshold is exceeded because of other foreign specified property Participant holds. When Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB would ordinarily equal the fair market value of the Shares at the time of acquisition, but if other Shares are also owned, this ACB may have to be averaged with the ACB of the other Shares.

GERMANY

No country-specific provisions.

IRELAND

No country-specific provisions.

UNITED KINGDOM

Tax Withholding. The following provision supplements Section 10 of the Award Agreement:

Without limitation to Section 10 of the Award Agreement, Participant agrees that Participant is liable for all applicable income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan (“Tax-Related Items”) and hereby covenants to pay all such Tax-Related Items as and when requested by the Company or any Parent or Subsidiary of the Company or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). Participant also agrees to indemnify and keep indemnified the Company or any Parent or Subsidiary of the Company, if applicable, against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on Participant’s behalf.

Notwithstanding the foregoing, if Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the above mentioned provision will not apply and any Tax-Related Items not collected from or paid by Participant may constitute a benefit to Participant on which additional income tax and National Insurance contributions (“NICs”) may be payable. Participant understands that Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company and/or Participant’s employer (as appropriate) for the value of employee NICs due on this additional benefit.

Section 431 Election. As a condition of participation in the Plan, Participant agrees to enter into, jointly with the Company or the Participant’s employer, a joint election within Section 431 of the U.K. Income Tax (Earnings and Pensions) Act 2003 (“ITEPA 2003”) in respect of computing any tax charge on the acquisition of “restricted securities” (as defined in Sections 423 and 424 of ITEPA 2003), and further agrees that Participant will not revoke such election at any time (the “431 Election”). This election will be to treat the Shares acquired pursuant to the Restricted Stock Units as if such Shares were not restricted securities (for U.K. tax purposes only). If you are required to but do not enter into such a 431 Election prior to the relevant taxable event, you will not be entitled to vest in the Restricted Stock Units and no Shares will be issued to you, without any liability to the Company or the Participant’s employer. You must enter into the 431 Election attached to the Award Agreement, concurrent with the execution of the Award Agreement, or at such subsequent time as may be designated by the Company.

Section 431 Election for U.K. Participants

Joint Election under s431 ITEPA 2003 for full or partial disapplication of Chapter 2 Income Tax (Earnings and Pensions) Act 2003

One Part Election

1.	Between

the Employee

whose National Insurance Number is

and

the Company (who is the Employee’s employer):

of Company Registration Number

2.	Purpose of Election

This joint election is made pursuant to section 431(1) or 431(2) Income Tax (Earnings and Pensions) Act 2003 (ITEPA) and applies where employment-related securities, which are restricted securities by reason of section 423 ITEPA, are acquired.

The effect of an election under section 431(1) is that, for the relevant Income Tax and NIC purposes, the employment-related securities and their market value will be treated as if they were not restricted securities and that sections 425 to 430 ITEPA do not apply. An election under section 431(2) will ignore one or more of the restrictions in computing the charge on acquisition. Additional Income Tax will be payable (with PAYE and NIC where the securities are Readily Convertible Assets).

Should the value of the securities fall following the acquisition, it is possible that Income Tax/NIC that would have arisen because of any future chargeable event (in the absence of an election) would have been less than the Income Tax/NIC due by reason of this election. Should this be the case, there is no Income Tax/NIC relief available under Part 7 of ITEPA 2003; nor is it available if the securities acquired are subsequently transferred, forfeited or revert to the original owner.

3.	Application

This joint election is made not later than 14 days after the date of acquisition of the securities by the employee and applies to:

Number of securities:	All securities

Description of securities:	Shares of common stock

Name of issuer of securities:	Credit Karma, Inc.

to be acquired by the Employee on or after the date of this Election under the terms of the Credit Karma, Inc. 2015 Equity Incentive Plan.

Extent of Application

This election disapplies to:

S.431(1) ITEPA: All restrictions attaching to the securities

4.	Declaration

This election will become irrevocable upon the later of its signing or the acquisition (and each subsequent acquisition) of employment-related securities to which this election applies.

In signing this joint election, we agree to be bound by its terms as stated above.

/ /
Signature (Employee)	Date

/ /
Signature (for and on behalf of the Company)	Date

Position in company

Note: Where the election is in respect of multiple acquisitions, prior to the date of any subsequent acquisition of a security it may be revoked by agreement between the employee and employer in respect of that and any later acquisition.